Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces First Quarter Fiscal 2018 Results

Lakewood, Colorado, February 1, 2018. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its first quarter of fiscal 2018 ended December 31, 2017 and adjusted its outlook for fiscal 2018 to reflect the favorable impact of the non-cash remeasurement of the Company’s deferred income tax assets and liabilities as a result of the recent federal tax reform.

Highlights for First Quarter Fiscal 2018 Compared to First Quarter Fiscal 2017

●	Net sales increased 10.3% to $202.5 million;
●	Daily average comparable store sales increased 4.7%;
●

Net income was $5.2 million with diluted earnings per share of $0.23, which included the favorable impact of a $4.3 million, or $0.19 per diluted share, non-cash remeasurement of the Company’s deferred income tax assets and liabilities;

●	EBITDA was $9.6 million; and
●	Opened two new stores in the first quarter of fiscal 2018, resulting in a unit growth rate of 8.4% for the twelve month period ended December 31, 2017.

“We are pleased with the continued acceleration of sales trends during the first quarter, with daily average comparable store sales increasing 4.7%,” said Kemper Isely, Co-President. “We made additional promotional investments during the quarter and have seen a significant positive response to our direct mail promotions, which, along with continued new {N}Power® enrollments and our marketing initiatives, led to 4.8% growth in daily average transaction count. The promotions had a negative effect on product margins, which impacted pre-tax earnings during the quarter. With sales momentum in place, we will look to balance our promotional efforts to drive improved earnings.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the first quarter of fiscal 2018 and 2017 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Operating Results — First Quarter Fiscal 2018 Compared to First Quarter Fiscal 2017

During the first quarter of fiscal 2018, net sales increased $18.9 million, or 10.3%, to $202.5 million compared to the same period in fiscal 2017, primarily driven by a $10.3 million increase in sales from new stores and an $8.6 million increase in comparable store sales growth. Daily average comparable store sales increased 4.7% in the first quarter of fiscal 2018 compared to a 0.6% decrease in the first quarter of fiscal 2017. The daily average comparable store sales increase during the first quarter of fiscal 2018 was driven by a 4.8% increase in daily average transaction count, partially offset by a 0.1% decrease in average transaction size. Daily average mature store sales increased 1.6% in the first quarter of fiscal 2018 compared to a 2.3% decrease in the first quarter of fiscal 2017. For fiscal 2018, mature stores include all stores open during or before fiscal 2013.

Gross profit during the first quarter of fiscal 2018 increased 1.9% over the same period in fiscal 2017 to $53.2 million, primarily driven by an increase in the number of comparable stores. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 26.3% of sales for the first quarter of fiscal 2018 compared to 28.4% of sales for the first quarter of fiscal 2017. The decline in gross margin was primarily driven by lower product margin, reflecting promotional activity to drive comparable store sales growth, a shift in sales mix to lower margin products and, to a lesser extent, higher occupancy costs, all as a percentage of sales.

Store expenses during the first quarter of fiscal 2018 increased $3.3 million, or 7.9%, to $45.2 million. Store expenses as a percentage of sales decreased to 22.3% during the first quarter of fiscal 2018 compared to 22.8% in the first quarter of fiscal 2017. This decrease was primarily due to decreases in labor-related expenses, marketing costs and depreciation, partially offset by an increase in utilities, all as a percentage of sales.

Administrative expenses increased 7.6% to $5.3 million during the first quarter of fiscal 2018 compared to $4.9 million for the comparable period in fiscal 2017. Administrative expenses as a percentage of sales decreased to 2.6% during the first quarter of fiscal 2018 compared to 2.7% in the comparable period in fiscal 2017.

Pre-opening and relocation expenses decreased $0.7 million during the first quarter of fiscal 2018 compared to the comparable period in fiscal 2017. This decrease was due to the impact of the number and timing of new store openings and relocations. During the first quarter of fiscal 2018, the Company opened two new stores and relocated one store, compared to opening five new stores during the first quarter of fiscal 2017.

Interest expense during the first quarter of fiscal 2018 increased $0.1 million compared to the comparable period in fiscal 2017 due to an increase in average borrowings under the Company’s revolving credit facility and an increase in the number of the Company’s capital leases.

The Company reported a net tax benefit of $4.1 million for the three months ended December 31, 2017, primarily the result of the favorable impact of a $4.3 million non-cash remeasurement of the Company’s deferred income tax assets and liabilities as a result of the recent federal tax reform. Exclusive of the adjustment to deferred income tax assets and liabilities, the Company’s effective income tax rate for the three months ended December 31, 2017 was approximately 23.5% as compared to 35.2% for the three months ended December 31, 2016. The decrease in the effective income tax rate for the three months ended December 31, 2017 is a result of the recent federal tax reform.

Net income for the three months ended December 31, 2017 was $5.2 million with diluted earnings per share of $0.23. EBITDA in the first quarter of fiscal 2018 was $9.6 million.

Balance Sheet and Cash Flow

As of December 31, 2017, the Company had $8.1 million in cash and cash equivalents and $24.4 million available for borrowing under its $50 million revolving credit facility. Credit facility usage was comprised of $24.6 million of direct borrowings and $1.0 million of letters of credit as of December 31, 2017.

During the first quarter of fiscal 2018, the Company generated $11.0 million in cash from operations and invested $4.9 million in capital expenditures, primarily for new stores and relocations.

Growth and Development

During the first quarter of fiscal 2018, the Company opened two new stores, bringing the total store count as of December 31, 2017 to 142 stores in 19 states. The Company’s two new store openings during the first quarter of fiscal 2018 compared to opening five new stores in the first quarter of fiscal 2017, resulting in 8.4% and 22.4% unit growth rates for the twelve month periods ended December 31, 2017 and December 31, 2016, respectively. During the first quarter of fiscal 2018, the Company relocated one store.

Since January 1, 2018, the company has opened one store in Texas and plans to open an additional store in Texas on February 7, 2018. The Company has 9 signed leases for additional stores that are planned to open in fiscal 2018 and beyond in Colorado, Iowa, Oregon, and Texas.

Fiscal 2018 Outlook

The Company is adjusting its outlook for fiscal 2018, which was initially provided when the Company reported fourth quarter and full-year fiscal 2017 results on November 16, 2017, to reflect the favorable impact of a $4.3 million non-cash remeasurement of the Company’s deferred income tax assets and liabilities during the first quarter of fiscal 2018:

	Fiscal 2018 Outlook	Q1 FY’18 Actual
Number of new stores	8 to 10	2
Number of relocations	3 to 4	1
Daily average comparable store sales growth	1.0% to 3.0%	4.7%
Net income as a percentage of sales	1.0% to 1.3%	2.6%
Diluted earnings per share	$0.40 to $0.50	$0.23

Capital expenditures (in millions)	$25 to $30	$4.9

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 143 stores in 19 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contact:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended December 31,
	2017	2016

Net sales	$202,480	183,577
Cost of goods sold and occupancy costs	149,321	131,424
Gross profit	53,159	52,153
Store expenses	45,166	41,843
Administrative expenses	5,257	4,883
Pre-opening and relocation expenses	543	1,261
Operating income	2,193	4,166
Interest expense	(1,089)	(983)
Income before income taxes	1,104	3,183
Benefit from (provision for) income taxes	4,077	(1,122)
Net income	$5,181	2,061

Net income per common share:
Basic	$0.23	0.09
Diluted	$0.23	0.09
Weighted average number of shares of common stock outstanding:
Basic	22,359,828	22,453,459
Diluted	22,366,749	22,461,094

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	December 31, 2017	September 30, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,089	6,521
Accounts receivable, net	4,477	4,860
Merchandise inventory	91,422	93,612
Prepaid expenses and other current assets	2,761	3,222
Total current assets	106,749	108,215
Property and equipment, net	185,189	184,417
Other assets:
Deposits and other assets	1,688	1,642
Goodwill and other intangible assets, net of accumulated amortization of $402 and $394, respectively	5,673	5,655
Deferred financing costs, net	40	62
Total other assets	7,401	7,359
Total assets	$299,339	299,991

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$52,163	56,849
Accrued expenses	17,177	14,164
Capital and financing lease obligations, current portion	604	548
Total current liabilities	69,944	71,561
Long-term liabilities:
Capital and financing lease obligations, net of current portion	37,120	32,880
Revolving credit facility	24,592	28,392
Deferred income tax liabilities	7,973	12,419
Deferred compensation	1,355	1,231
Deferred rent	10,593	10,465
Leasehold incentives	9,122	9,160
Total long-term liabilities	90,755	94,547
Total liabilities	160,699	166,108
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,510,279 shares issued at December 31, 2017 and September 30, 2017, respectively, and 22,347,709 and 22,448,056 outstanding at December 31, 2017 and September 30, 2017, respectively	23	23
Additional paid-in capital	55,826	55,678
Retained earnings	84,026	78,846
Common stock in treasury at cost, 162,570 and 62,223 shares at December 31, 2017 and September 30, 2017, respectively	(1,235)	(664)
Total stockholders’ equity	138,640	133,883
Total liabilities and stockholders’ equity	$299,339	299,991

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Three months ended December 31,
	2017	2016

Operating activities:
Net income	$5,181	2,061
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,415	7,121
Loss on disposal of property and equipment	48	—
Share-based compensation	160	217
Deferred income tax benefit	(4,446)	(170)
Non-cash interest expense	3	2
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	383	1,128
Merchandise inventory	2,190	(1,657)
Prepaid expenses and other assets	22	1,395
Income tax receivable	351	—
(Decrease) increase in:
Accounts payable	(3,564)	(286)
Accrued expenses	3,013	3,927
Deferred compensation	124	116
Deferred rent and leasehold incentives	89	240
Net cash provided by operating activities	10,969	14,094
Investing activities:
Acquisition of property and equipment	(4,925)	(13,057)
Proceeds from sale of property and equipment	41	2,564
Net cash used in investing activities	(4,884)	(10,493)
Financing activities:
Borrowings under credit facility	87,500	67,350
Repayments under credit facility	(91,300)	(67,701)
Capital and financing lease obligations payments	(132)	(113)
Repurchases of common stock	(581)	—
Payments on withholding tax for restricted stock unit vesting	(4)	(12)
Net cash used in financing activities	(4,517)	(476)
Net increase in cash and cash equivalents	1,568	3,125
Cash and cash equivalents, beginning of period	6,521	4,017
Cash and cash equivalents, end of period	$8,089	7,142
Supplemental disclosures of cash flow information:
Cash paid for interest	$217	121
Cash paid for interest on capital and financing lease obligations, net of capitalized interest of $25 and $63, respectively	848	784
Income taxes paid	19	11
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$1,722	7,243
Property acquired through capital and financing lease obligations	4,428	—

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP financial measure

(Unaudited)

EBITDA is not a measure of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization. The following table reconciles net income to EBITDA for the periods presented, dollars in thousands:

	Three months ended December 31,
	2017	2016
Net income	$5,181	2,061
Interest expense	1,089	983
Benefit from (provision for) income taxes	(4,077)	1,122
Depreciation and amortization	7,415	7,121
EBITDA	$9,608	11,287

EBITDA decreased 14.9% to $9.6 million in the three months ended December 31, 2017 compared to $11.3 million for the three months ended December 31, 2016. EBITDA as a percentage of sales was 4.7% and 6.1% in the three months ended December 31, 2017 and 2016, respectively. Stores with leases that are classified as capital and financing lease obligations, rather than being reflected as operating leases, increased EBITDA as a percentage of sales by approximately 55 basis points for each of the three months ended December 31, 2017 and 2016, due to the impact on cost of goods sold and occupancy costs as discussed above, as well as occupancy costs that would have been included in pre-opening expenses prior to the stores’ opening dates if these leases had been accounted for as operating leases.

Management believes that some investors’ understanding of our performance is enhanced by including EBITDA, a non-GAAP financial measure. We believe EBITDA provides additional information about: (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our Credit Facility. Further, our incentive compensation plan bases incentive compensation payments on EBITDA, among other measures.

Furthermore, management believes some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, we believe we are enhancing analysts’ and investors’ understanding of our business and our results of operations, as well as assisting analysts and investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to those of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or as a substitute for, analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA does not reflect any impact for straight-line rent expense for leases classified as capital and financing lease obligations;

●	EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA as supplemental information.